Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement (this “Agreement”) is made as of July 31, 2018 (the “Effective Date”), by and between Eddie Galvan, BCI Advisors, its affiliates, and assignees. (“BCI”) and MyDx, Inc. (“MyDx”). BCI and MyDx are hereinafter referred to jointly as the “Parties” and make this Agreement in reference to the following:

WHEREAS, MYDX executed an Advisory Services Agreement dated December 1, 2016 with BCI (the “Advisory” Agreement);

WHEREAS, MyDx has been unable to perform on all of its obligations pursuant to the terms of this Advisory Agreement and is in default of certain of its obligations thereunder and owes certain fees to BCI (the “Outstanding Fees”);

WHEREAS, the Parties have determined that it is in the best interest to enter into this Agreement (on the terms and conditions set forth herein) in order to further reflect their agreement and confirm the extension of the original Warrants that were issued to BCI and subsequent issuances, and to terminate the Advisory Agreement and release each other from all rights, obligations and claims thereunder.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Termination; Settlement. a. BCI and MyDx hereby acknowledge and agree that as of the Effective Date, (i) the Advisory Agreement is hereby terminated in its entirety and shall be of no further force or effect, (ii) neither BCI nor MyDx shall have any further rights or obligations under the Advisory Agreement or any of the provisions thereof.

b. The Parties agree that in full and final satisfaction of any and all claims, disputes or issues that exist between them, MyDx shall, promptly, but in no event after 30 days from the Effective Date, issue, confirm and deliver to BCI: (i) an aggregate of $38,272 shares in certificate form of MyDx Series B Preferred Stock (the “Series B Preferred Shares”) issuable to BCI Venture Partners, LLC Investments Series V, representing the settlement of $650,000 of the entire cash Fee Outstanding and due to BCI pursuant to the December 1, 2016 Advisory Agreement; and (ii) confirm the assignment of the A-1 and A-2 Warrants issued to BCI in January and March of 2017 attached hereto pursuant to the Advisory Agreement to BCI Venture Partners, LLC Investment Series A-1 and Investment Series A-2, and the reissuance of the A-2 Warrant that will include an extension of the term for an additional three (3) year period from the Expiration Date; and; (iii) the A-3 issuable to BCI Venture Partners, LLC Investment Series A-3 pursuant to the Advisory Agreement, which warrants shall be exercisable for a period of three (3) years from the Effective Date and A-4 warrants shall no longer be due (iv) Except as otherwise provided herein, neither BCI nor MYDX shall be entitled to any additional services, cash, or other payment from each other of any kind.

2.  Compromise. The Parties agree and acknowledge that this Agreement is the result of a compromise and shall not be construed as an admission by any of the Parties of any liability, wrongdoing, or responsibility on their part or on the part of their predecessors, successors, assigns, agents, parents, subsidiaries, affiliates, officers, directors, advisors, sub-contractors, employees or assignees. Indeed, the Parties expressly deny any such liability, wrongdoing or responsibility.

3.  Payment in Full. The provisions agreed to the parties as set forth in Section 1 shall be in full and final satisfaction of any amounts claimed or owed by either of the parties.

4.  Releases. Release by MYDX. Except as to those obligations created by this Agreement, MYDX does hereby fully and forever release, acquit and discharge BCI along with BCI’s, attorneys, officers, principals, directors, shareholders, joint and co-venturers, employees, subcontractors, advisors, insurers, agents, administrators, executors, heirs, consultants, BCI primary point of contact also referred to as the PPC, assigns and representatives of every nature, from any and all accounts, allegations, claims, costs, debts, demands, expenses, injuries, liabilities, liens, losses or damages, obligations, rights, actions at law in equity or otherwise, and causes of action whatsoever including any third Party right to indemnity or contribution in reference to any claim related (whether directly or indirectly) to the action, known or unknown, suspected or unsuspected, and those that exist as well as those that may come into existence in the future against BCI. This release shall be construed as broadly as possible in favor of BCI. As to such matters being released, MYDX expressly waives and relinquishes any right or benefit, which he has or may have under the provisions of Section 1542 of the Civil Code of the State of California or under any similar statute or principle of common law, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” MYDX and BCI, and each of them, hereby expressly, understand and acknowledge the significance and consequences of the foregoing specific waiver of said Section 1542. The Parties, and each of them, intentionally waive the provisions of Section 1542 upon the advice of his; her or its legal counsel, and each Party accepts full responsibility for any injury, damage or loss which may hereafter arise in respect of such releases, although unknown or unanticipated at the time of execution of this Agreement.

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5.  Release by BCI. Except as to those obligations created by this Agreement, BCI does hereby fully and forever release, acquit and discharge MYDX along with MYDX’s, attorneys, officers, principals, directors, shareholders, joint and co-venturers, employees, subcontractors, advisors, insurers, agents, administrators, executors, heirs, assigns and representatives of every nature, from any and all accounts, allegations, claims, costs, debts, demands, expenses, injuries, liabilities, liens, losses or damages, obligations, rights, actions at law in equity or otherwise, and causes of action whatsoever including any third party right to indemnity or contribution in reference to any claim related (whether directly or indirectly) to the Action, known or unknown, suspected or unsuspected, and those that exist as well as those that may come into existence in the future against MYDX. This release shall be construed as broadly as possible in favor of MYDX. As to such matters being released, BCI expressly waive and relinquish any right or benefit, which they have or may have under the provisions of Section 1542 of the Civil Code of the State of California or under any similar statute or principle of common law, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST 1N HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BCI and MYDX, and each of them, hereby expressly, understand and acknowledge the significance and consequences of the foregoing specific waiver of said Section 1542. The Parties, and each of them, intentionally waive the provisions of Section 1542 upon the advice of his, her or its legal counsel, and each Party accepts full responsibility for any injury, damage or loss which may hereafter arise in respect of such releases, although unknown or unanticipated at the time of execution of this Agreement.

6.    Reserve Shares of MyDx.

In connection with this Agreement, MyDx shall execute and deliver to BCI an Irrevocable Transfer Agent instruction letter pursuant to which it directs its transfer agent to reserve the number of shares required under each of the Warrants and Series B Preferred Stock issuable pursuant to Section 1 of this Agreement.

7.    Non-Disparagement.

Each Party agrees not to disparage the other, or otherwise take any action which could reasonably be expected to adversely affect the other Party’s personal or professional reputation.

8.    Covenant Not to Sue. (a) Each of the Parties hereby absolutely, unconditionally and irrevocably covenant and agree with and in favor of each other that they will not sue or bring any action or proceeding (at law, in equity, in any regulatory, mediation or arbitration proceeding or otherwise) against any the other on the basis of any of the matters released hereby. (b) Each of the Parties hereby agrees that this Agreement and the covenant not to sue set forth herein may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions of this Agreement. Each of the Parties hereby agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of this Agreement and the covenant not to sue set forth herein.

9.    Miscellaneous Terms and Conditions. a. Following execution of this Agreement, the Parties shall as soon as practicable take the actions and prepare any and all appropriate documents reasonably necessary to effectuate this Agreement.

b. Each Party shall bear its own attorneys’ fees and costs.c. This Agreement may be modified only by a written document signed by the Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced.

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d.  This Agreement shall be binding upon and shall inure to the benefit of the Parties thereto, their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees, advisors, sub-contractors and shareholders.

e.  If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of said Agreement. Furthermore, the Parties agree that in the event of an illegal, invalid or unenforceable provision, the Parties shall use their best efforts to induce the reviewing court to substitute a legally enforceable provision effectuating the intent of the Parties (as can be discerned from the subject provision and the rest of the Agreement) as closely as possible, and, should the court be unwilling to perform such substitution, to use their best efforts to do so between themselves and to add such new provision to this Agreement.

f.   This Agreement shall be governed by and construed in accordance with laws of New York, without regard to its choice of law rules. The state or federal courts situated in Manhattan shall retain exclusive jurisdiction over any and all disputes arising out of or otherwise relating to the subject matter of this Agreement.

g.  Each Party acknowledges that it has read the document thoroughly and completely, has had the opportunity to consult legal counsel of its choosing, understands the rights, remedies and allegations surrounding the execution of this document, and that the document is executed voluntarily.

h.  Each person who executes this Agreement by or on behalf of each -5- respective Party warrants and represents that he or she has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

i.   The Parties cooperated in the drafting of this Agreement, and in the event that it is determined that any provision herein is ambiguous, that provision shall not be presumptively construed against either Party.

j.   In the event that either Party breaches any term of this Agreement and the other Party is required to employ counsel to enforce its rights, the prevailing Party shall be entitled to recover its attorneys’ fees and costs incurred therein.

k.  This Agreement contains the complete agreement between the Parties with respect to its subject matter and supersedes any and all prior agreements, understanding, promises, warranties, and representations made by each Party to the other concerning the subject matter.

1. The Parties hereby warrant and represent that they have not assigned or in any way transferred or conveyed all or any portion of the claims covered by this Agreement, and to their knowledge, no other person or entity has a right to any claim that purports to be settled by this Agreement. The Parties acknowledge and agree that this warranty and representation is an essential and material term of this Agreement, without which they would not have entered into it. The Parties each agree to defend and to hold each other harmless against the claims of any other person or entity asserting a claim or right that purports to be settled by the Agreement.

10. Counterparts / Facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. This Agreement may be executed by facsimile signatures which shall be deemed to have the same force and effect as an original signature.

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WHEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

MYDX, INC.

By:	/s/ Daniel Yazbeck
Daniel Yazbeck, CEO

Eddie Galvan- BCI Advisors

By:	/s/ Eddie Galvan
Eddie Galvan, an individual

BCI Advisors, LLC

Name:	/s/ Eddie Galvan
Eddie Galvan, Managing Member

Name:	/s/ Eddie Galvan
BCI Advisor, LLC Investment Series 2
Eddie Galvan, Managing Member

Name:	/s/ Eddie Galvan
BCI Advisor Investment Series 3
Eddie Galvan, Managing Member

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